UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2025

CALIDI BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40789	86-2967193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4475 Executive Drive, Suite 200, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

(858) 794-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	CLDI	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On October 27, 2025, Calidi Biotherapeutics, Inc. (the “Company”) entered into that certain Stock Repurchase Agreement (the “SRA”) and Material Purchase Agreement (the “MPA” and together with the SRA the “Agreements”), with its majority owned subsidiary, Nova Cell, Inc. (“Nova Cell”). Pursuant to the SRA, the Company sold and transferred 22,500,000 shares of Nova Cell common stock (the “Repurchased Shares”), which represents 75% of the equity interest in Nova Cell and 100% of the Company’s ownership of Nova Cell, for a purchase price of $6,000,000 (the “Purchase Price”). The Purchase Price for the Repurchased Shares was or shall be satisfied (A) in part by cancellation of indebtedness under the September 17, 2024, promissory note, net of specified offsets (including a $50,000 cash offset), resulting in an Indebtedness Cancellation Amount of $1,214,864, and (B) the balance, by Deferred Consideration of $4,785,136 payable after closing, as more fully described in the SRA. After the Deferred Consideration is fully satisfied, the SRA also provides for an ongoing royalty at a fixed percentage of Covered Gross Revenue attributable to or derivative of the materials listed on Schedule A to the MPA, payable quarterly within 30 days after each quarter-end. Following the closing, Nova Cell is no longer a subsidiary of the Company. The Company estimates it will realize $0.5 million per year in general and administrative expense reductions as a result of the transaction.

The MPA amends and supersedes in its entirety the parties’ July 28, 2024, Intellectual Property Assignment Agreement, and, together with the Bill of Sale provides for the sale and transfer to Nova Cell of the purchased materials listed on Schedule 1, subject to stated limitations or applicable third-party rights. Nova Cell also assumed certain defined liabilities and agreed to a Prohibited Use covenant (including a prohibition on any uses relating to oncolytic viruses) pursuant to the MPA. The parties also executed a Bill of Sale to effectuate conveyance of the purchased materials under the MPA, subject to the MPA’s terms. The Company will retain stocks of the cell lines listed as part of the Purchased Materials in Schedule 1 for its own use.

The foregoing summaries of the SRA and the MPA do not purport to be complete and are qualified in their entirety by reference to the SRA and the copies of which are filed as Exhibits 10.1, and 10.2, respectively, to this Current Report on Form 8-K, and incorporated herein by reference.

Certain identified information has been omitted from the SRA filed as Exhibit 10.1 to this Current Report on Form 8-K pursuant to Item 601(b)(10) of Regulation S-K. The Company treats such omitted information as private or confidential. The Company agrees to furnish, on a supplemental basis, a complete unredacted copy to the Securities and Exchange Commission upon request.

Item 1.02	Termination of Material Agreement

Effective upon execution of the Material Purchase Agreement described in Item 1.01 above, the parties’ Intellectual Property Assignment Agreement dated July 28, 2024, was amended, replaced and superseded in its entirety and is no longer in effect. No separate termination fees were paid in connection with such supersession beyond the consideration and undertakings reflected in the MPA or the SRA.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Exhibit Description
10.1*	Stock Repurchase Agreement dated October 27, 2025
10.2	Material Purchase Agreement dated October 27, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Pursuant to Item 601(b)(10) of Regulation S-K, certain information has been redacted or omitted, and marked by brackets and asterisks. The Company agrees to furnish, on a supplemental basis, a complete unredacted copy of such exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIDI BIOTHERAPEUTICS, INC.
Dated: October 31, 2025
	By:	/s/ Andrew Jackson
	Name:	Andrew Jackson
	Title:	Chief Financial Officer